                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THE UNION CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                        (Name of Person(s) Filing the
                 Information Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(j)(2)  or
     Item 22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3)
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
                                     N/A
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
                                     N/A
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                     N/A
        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:
                                     N/A
        ------------------------------------------------------------------------
     5) Total fee paid:
                                     N/A
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
                                     N/A
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
                                     N/A
        ------------------------------------------------------------------------
     3) Filing Party:
                                     N/A
        ------------------------------------------------------------------------
     4) Date Filed:
                                     N/A
        ------------------------------------------------------------------------

                    T H E   U N I O N   C O R P O R A T I O N

                                145 MASON STREET
                          GREENWICH, CONNECTICUT 06830

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 16, 1995

                         ------------------------------



To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of The Union Corporation (the "Company") will be held on November 16, 1995 at 10:00 a.m. Eastern Standard Time in the Harmonie Room of the Harmonie Club, Second Floor, 4 East 60th Street, New York, New York for the following purposes:

     1. To elect three members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed September 25, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1995 IS ENCLOSED HEREWITH.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.


                                        By Order of the Board of Directors,

                                                Nicholas P. Gill, Secretary

Dated:    Greenwich, Connecticut
          October 12, 1995



                             YOUR VOTE IS IMPORTANT.

     TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST TO THE SECRETARY OF THE MEETING.

                    T H E   U N I O N   C O R P O R A T I O N

                                145 MASON STREET
                          GREENWICH, CONNECTICUT 06830


                         ------------------------------

                          P R O X Y   S T A T E M E N T

                         ------------------------------


     The enclosed proxy is solicited on behalf of the Board of Directors of The Union Corporation (the "Company") pursuant to this proxy statement (to be mailed on or about October 12, 1995) for use at the Annual Meeting of Stockholders to be held at the time and place shown in the attached notice of annual meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the annual meeting. Any later dated proxies would revoke proxies submitted earlier.

                                   RECORD DATE

     The record date for the determination of holders of common stock, par value $.50 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the annual meeting is September 25, 1995.

                                VOTING SECURITIES

     As of September 25, 1995, 5,580,617 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares. Brokers which are members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting.

     The election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee and shares present by proxy where the shareholder properly withholds authority to vote for such nominee will not be counted towards such nominee's achievement of a plurality. Broker non-votes are not considered "shares present" for voting purposes and have no impact on the outcome of the proposal.

     To the knowledge of the Board of Directors, the only persons who beneficially owned more than 5% of the voting securities of the Company, as of the record date, are named below:


                                                 NUMBER AND PERCENTAGE OF
                                                 SHARES BENEFICIALLY OWNED
                                                 --------------------------
                                                                  PERCENT OF
NAME OF BENEFICIAL OWNER                       COMMON STOCK       CLASS(1)
------------------------                       ------------       ----------


Southeastern Asset Management, Inc.            1,212,200(2)         21.7%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

Schwerin Boyle Capital Management, Inc.          723,960(3)         13.0%
1391 Main Street
Springfield, Massachusetts 01103

Quest Advisory Corp.                             542,700(4)          9.7%
1414 Avenue of the Americas
New York, New York 10019

G. T. Capital Management, Inc.                   388,200(5)          7.0%
50 California Street, 27th Floor
San Francisco, California 94111

Janus Venture Fund, Inc.                         349,400(6)          6.3%
100 Fillmore Street, Suite 300
Denver, Colorado 80206-4923

Dimensional Fund Advisors, Inc.                  317,600(7)          5.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

College Retirement Equities Fund                 306,800(8)          5.5%
730 Third Avenue
New York, New York 10017

John D. Weil                                     288,500(9)          5.2%
200 N. Broadway, Suite 825
St. Louis, Missouri 63102

---------------
(1)  Based on 5,580,617 shares issued and outstanding on the record date.

(2) According to Amendment No. 6 to Schedule 13G, dated January 31, 1995, filed with the Securities and Exchange Commission ("SEC") by Southeastern Asset Management, Inc. ("Southeastern"), O. Mason Hawkins, the Chairman of the Board and Chief Executive Officer of Southeastern, Longleaf Partners Fund (formerly Southeastern Asset Management Value Trust)("Longleaf Fund") and Longleaf Partners Small-Cap Fund (formerly Southeastern Asset Management Small-Cap Fund) ("Longleaf Small-Cap Fund"), (i) Southeastern has sole power to vote and dispose of 630,000 shares, shares power to vote and dispose of 579,200 shares and


                                       -2-

     possesses no power to vote or dispose of 3,000 shares, (ii) Longleaf
     Fund shares power to vote or dispose of 279,200 shares but does not have the sole power to vote or dispose of any shares and (iii) Longleaf Small-Cap Fund shares power to vote and dispose of 300,000 shares but does not have the sole power to vote or dispose of any shares. The Amendment further states that, with respect to shares as to which Southeastern shares voting and dispositive powers, certain of such shares are owned by Longleaf Fund, certain of such shares are owned by Longleaf Small-Cap Fund and certain of such shares are owned by two series of Longleaf Partners Fund Trust (formerly Southeastern Asset Management Funds Trust), an open-end management investment company. Mr. Hawkins, as Chairman of the Board and Chief Executive Officer of Southeastern, may be deemed to have the ability to exert control over Southeastern. Mr. Hawkins disclaims beneficial ownership of the Company's shares held by Southeastern.

(3) According to Amendment No. 2 to Schedule 13G, dated February 6, 1995, filed with the SEC by Schwerin Boyle Capital Management, Inc. ("Schwerin Boyle"), Schwerin Boyle has sole power to dispose of 683,960 shares and shares power to dispose of 40,000 shares, but possesses no voting power with respect to such shares.

(4) According to Amendment No. 1 to Schedule 13G, dated February 10, 1995, filed with the SEC by Quest Advisory Corp., Quest Management Company and Charles M. Royce, as a group, Quest Advisory Corp. has sole power to vote and dispose of 542,700 shares and Quest Management Company has sole power to vote and dispose of an additional 18,300 shares. The Schedule also reports that Charles M. Royce may be deemed to be the controlling person of both entities. In such event, he would be in a position to direct the vote or disposition of an aggregate of 561,000 shares, or 10.05%, of the Company's Common Stock.

(5) According to Schedule 13G, dated February 15, 1991, filed with the SEC, G.T. Capital Management, Inc. has sole power to dispose of such shares but possesses no voting power with respect to such shares.

(6) According to Amendment No. 3 to Schedule 13G of Janus Venture Fund, Inc. ("Janus Venture"), dated August 6, 1992, and Amendment No. 3 to Schedule 13G of Janus Capital Corporation ("Janus Capital"), Kansas City Southern Industries, Inc. ("KCSI") and Thomas H. Bailey, dated August 6, 1992, each of which was filed with the SEC, Janus Venture has sole power to vote and dispose of such shares and the remaining parties may be deemed to have the power to direct the exercise of such voting or dispositive power by Janus Venture. As a result of its role as investment adviser to Janus Venture, Janus Capital may be deemed to be the beneficial owner of the shares of the Company's Common Stock held by such fund. As the Chairman of the Board, the President and the owner of 17.6% of Janus Capital, Mr. Bailey may be deemed to share beneficial ownership of the Company's shares held by Janus Venture. As the owner of 81% of Janus Capital, KCSI may be deemed to have the ability to exert control over Janus Capital. Janus Capital, KCSI and Mr. Bailey disclaim beneficial ownership of the Company's shares held by Janus Venture. Janus Capital and Mr. Bailey have the same registered address as Janus Venture. The registered address of KCSI is 114 West 11th Street, Kansas City, Missouri 64105.

(7) According to Schedule 13G, dated January 30, 1995, filed with the SEC by Dimensional Fund Advisors, Inc. ("Dimensional"), Dimensional has sole power to vote 258,500 shares and sole power to dispose of 317,600 shares. The
     Schedule 13G further states that individuals who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "DFA Fund") and The DFA Investment Trust Company (the "DFA Trust"), each an open-end


                                       -3-

     management investment company, and in their capacities as officers of the DFA Fund and the DFA Trust, such individuals have the power to vote 20,000 shares owned by the DFA Fund and 39,100 shares owned by the DFA Trust.

(8) According to Schedule 13G, dated February 10, 1995, filed with the SEC, College Retirement Equities Fund has sole power to vote and dispose of all 306,800 shares.

(9) According to Schedule 13D, dated June 7, 1995, filed with the SEC, Mr. Weil has sole power to vote and dispose of 126,200 shares, of which 90,000 shares are held directly by Mr. Weil and 36,200 shares are held in trusts for which Mr. Weil acts as the sole trustee, and shares power to vote and dispose of 9,000 shares. The Schedule 13D further states that Mr. Weil does not have the power to vote or dispose of any of the remaining shares of the Company's Common Stock which are not held directly by him or in trusts for which he acts as the sole trustee.


     The following chart sets forth the number of shares of Common Stock of the Company beneficially owned, as of the record date, by each director, by each executive officer listed in the Summary Compensation Table and by all directors and executive officers as a group, which amount includes the number of shares which each person may have the right to acquire within sixty days after such date upon exercise of stock options:



                                                 NUMBER AND PERCENTAGE OF
                                                 SHARES BENEFICIALLY OWNED(1)
                                                 ----------------------------
                                                                  PERCENT OF
NAME OF BENEFICIAL OWNER                       COMMON STOCK       CLASS
------------------------                       ------------       ----------

John E. Angle                                     26,715(2)            *
Melvin L. Cooper                                 205,827(3)          3.6%
Gordon S. Dunn                                   110,000             1.9%
William B. Hewitt                                 70,000             1.2%
Robert A. Kerr                                    26,330(4)            *
George M. Macaulay                                35,050(5)            *
James C. Miller III                               13,200(6)            *
Stuart J. Northrop                                24,000               *
Herbert R. Silver                                 19,666(7)            *
Sheldon Zucker                                     5,666               *
All directors and executive
officers, as a group (12 persons)                582,120             9.7%

---------------
*Less than 1%

(1) Unless otherwise indicated, the person named in each case has sole investment and voting power over the shares. The percentage of class is based on 5,580,617 shares issued and outstanding on the record date plus the following number of shares which the individual or the group may have the right to acquire within sixty days of the record date upon exercise of stock options, although certain of these options have exercise prices which are higher than the current


                                       -4-

     market price of the Common Stock: Mr. Angle -- 20,500; Mr. Cooper -- 131,000; Mr. Dunn -- 100,000; Mr. Hewitt -- 60,000; Mr. Kerr -- 10,500; Mr.
     Macaulay -- 31,000; Mr. Miller -- 10,500; Mr. Northrop -- 20,500; Mr.
     Silver -- 6,666; Mr. Zucker -- 4,666; and all directors and executive officers as a group -- 433,498. Each of Mr. Hewitt's options is only exercisable if the market value of the Common Stock on the date of exercise of such option is equal to or greater than 150% of the exercise price of the option. The exercise prices of his options are $14.125 and $12.00 and, assuming the precondition to exercise is met, each option entitles him to purchase 30,000 shares.

(2) Includes 2,215 shares held by the trustees of a revocable trust of which Mr. Angle is co-trustee with power of revocation.

(3) Includes 5,800 shares held in Mr. Cooper's profit sharing plan and 69,027 shares held by the trustees of a revocable trust of which Mr. Cooper is the sole beneficiary and a co-trustee.

(4) Includes 2,000 shares owned by Mr. Kerr's wife and 1,000 shares held in Mr. Kerr's HR-10 Plan.

(5) Includes 2,400 shares owned jointly by Mr. Macaulay and his wife and 1,650 shares held in Mr. Macaulay's account in the profit sharing plan of a wholly-owned subsidiary of the Company.

(6)  Includes 2,700 shares owned jointly by Mr. Miller and his wife.

(7)  Includes 1,000 shares owned by Mr. Silver's wife.


                 PROPOSAL TO BE ACTED UPON AT THE ANNUAL MEETING

                              ELECTION OF DIRECTORS

     The certificate of incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors which shall constitute the full Board of Directors may be fixed by the Board of Directors from time to time and that vacancies occurring between annual meetings may be filled only by the Board of Directors, with the directors so chosen to serve until the next annual meeting. The Board of Directors has nominated John E. Angle, James C. Miller III and Herbert R. Silver for the three-year term in the class whose term expires in 1998. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 1998 the nominees identified above.

INFORMATION REGARDING DIRECTORS

     Information regarding each of the nominees is set forth below:


                                                               YEAR OF ANNUAL
                                                                 MEETING AT
                                                  DIRECTOR        WHICH TERM
NAME       PRINCIPAL OCCUPATION        AGE         SINCE         WILL EXPIRE
----       --------------------        ---        --------     --------------

John E.    Retired; formerly           86           1983            1998
Angle      Executive Vice
           President-Production
           of United States Steel
           Corporation

James C.   Counselor, Citizens         53           1991            1998
Miller     for a Sound Economy (a
III        not-for-profit
           corporation); formerly
           Director of the
           Federal Office of
           Management and Budget

Herbert    Co-Chairman and             59           1992            1998
R. Silver  Co-Chief Executive
           Officer of Allied Bond
           & Collection Agency,
           Inc. (a subsidiary of
           the Company)


The following persons will continue to serve as directors after the meeting:



                                                               YEAR OF ANNUAL
                                                                 MEETING AT
                                                  DIRECTOR       WHICH TERM
NAME       PRINCIPAL OCCUPATION        AGE         SINCE         WILL EXPIRE
----       --------------------        ---        --------     --------------

Melvin L.  Chairman of the Board       68           1984            1996
Cooper     and Chief Executive
           Officer of the Company

Gordon S.  Chairman of Transworld      65           1991            1996
Dunn       Systems, Inc. (a
           subsidiary of the
           Company)

William    Chairman and Chief          57           1991            1997
B. Hewitt  Executive Officer of
           Capital Credit
           Corporation (a
           subsidiary of the
           Company); President
           and Chief Operating
           Officer of the Company

Robert A.  Retired; formerly           75           1984            1997
Kerr       Chairman and Chief
           Executive Officer of
           Banc One, Dayton, Ohio

Stuart J.  Retired; formerly           69           1986            1997
Northrop   Chairman and Chief
           Executive Officer of
           Huffy Corporation
           (bicycle
           manufacturer), Dayton,
           Ohio


     DIRECTORS. Messrs. Angle, Cooper, Kerr, Miller and Northrop have each been engaged in the principal occupation identified above for more than the past five years. Mr. Cooper is also a director of Golden Cycle Gold Corporation. Mr. Miller is also a director of Goulds Pumps, Inc., Ameribanc Investors Group and Washington Mutual Investors, Inc. Mr. Northrop is also a director of Wolverine World Wide, Inc., Power Spectra, Inc., DSLT Inc., Elbit Systems of America and Lukens, Inc.

     Mr. Silver has been Co-Chairman and Co-Chief Executive Officer of Allied Bond & Collection Agency, Inc. ("Allied Bond"), a subsidiary of the Company, since December 1992, when the Company acquired substantially all of the assets and assumed certain liabilities of Allied Bond & Collection Agency, a Pennsylvania general partnership (the "Partnership"). For more than five years prior thereto, he and his brother, Bernard Silver, served as general partners of the Partnership, which they founded in 1958. Pursuant to the terms of the purchase agreement, Herbert

R. Silver was elected to the Board of Directors of the Company and the Company agreed that, for so long as either Herbert R. Silver or Bernard Silver is employed by Allied Bond under their respective employment agreements, the Company will include one of them as a nominee for election to the Board of Directors and will solicit proxies in favor of such nominee's election.

     Mr. Dunn became Chairman of Transworld Systems, Inc. ("TSI"), a subsidiary of the Company, effective July 1, 1994. Prior to becoming Chairman, Mr. Dunn had served as President and Chief Executive Officer of TSI since 1978.

     Mr. Hewitt became Chairman and Chief Executive Officer of Capital Credit Corporation ("CCC"), a subsidiary of the Company, in September 1991 and President and Chief Operating Officer of the Company effective May 22, 1995. From 1980 until joining CCC, Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm. Mr. Hewitt is also a director of Rexene Corporation.

     EXECUTIVE OFFICERS. Messrs. Cooper, Dunn, Hewitt, Nicholas P. Gill (Vice President, Chief Financial Officer, Treasurer and Secretary of the Company), George M. Macaulay (President of TSI), Herbert R. Silver and Bernard Silver (Co-Chairmen and Co-Chief Executive Officers of Allied Bond) and Sheldon Zucker (Executive Vice President and Chief Operating Officer of Allied Bond) are members of the Company's Executive Management Group and currently constitute all of the executive officers of the Company. Mr. Gill, age 40, has served as Vice President of the Company since January 1995, as Chief Financial Officer of the Company since February 1991 and as Treasurer and Secretary since 1989, and served as Controller from 1986 through 1990. Mr. Macaulay, age 55, has been President of TSI since July 1, 1994 and was Vice President of TSI from 1989 to June 30, 1994, President of the Credit Management Services division of TSI since 1988 and Vice President of such division prior thereto. Bernard Silver, age 57, has been Co-Chairman and Co-Chief Executive Officer of Allied Bond since December 1992 and for more than five years prior thereto was a general partner of the Partnership. Mr. Zucker, age 47, has been Executive Vice President and Chief Operating Officer of Allied Bond since December 1992 and for more than five years prior thereto was the Chief Operating Officer of the Partnership.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Employee Benefit and Compensation, Stock Option and Executive Committees. None of the directors who serve on the Audit, Employee Benefit and Compensation or Stock Option Committees is an employee of the Company or any of its subsidiaries. The Board of Directors has no nominating committee; the full Board of Directors performs such function.

     The Audit Committee reviews the preparations for and scope of the audit of the Company's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of the Company's accounting and internal control systems by meeting with the representatives of management, the independent auditors and the Company's internal auditor. The Committee has direct access to the independent auditors, the internal auditor and counsel to the Company, and it performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee met four times during fiscal 1995. The members of the Audit Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Angle serves as Chairman.

     The Employee Benefit and Compensation Committee supervises and makes recommendations with respect to employee compensation levels and all benefit plans involving employees of the Company. It also approves, upon the recommendation of the Chairman of the Board of Directors or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board) and recommends the terms of employment of the Chairman of the Board to the Board of Directors for approval. The Employee Benefit and Compensation Committee met three times during fiscal 1995. The members of the Employee Benefit and Compensation Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Kerr serves as Chairman.

     The Stock Option Committee administers the Company's stock option plans, including the grant of options and stock appreciation rights thereunder. The Stock Option Committee met twice during fiscal 1995. The members of the Stock Option Committee are Messrs. Angle, Kerr, Miller and Northrop and Mr. Kerr serves as Chairman.

     The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by Delaware General Corporation Law. The Executive Committee met twice during fiscal 1995. The current members of the Executive Committee are Messrs. Cooper, Kerr and Northrop and Mr. Cooper serves as Chairman.

     The Board of Directors met five times in fiscal 1995. With the exception of Mr. Silver, who attended two of the five meetings of the Board of Directors, and Messrs. Dunn and Hewitt, who each attended three of the five meetings of the Board of Directors, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he was eligible to attend.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or its subsidiaries were paid a quarterly retainer of $5,000, plus $500 for each Board and/or Committee meeting attended during fiscal 1995. Each non-employee director who serves as chairman of a Committee of the Board of Directors is also paid a further quarterly retainer of $250 for each such position. Upon retirement from the Board of Directors any non-employee director who has served as a director for more than five years will receive an amount equal to a specified percentage of the annual retainer then in effect (the "Annual Retainer") for such directors, payable in quarterly installments over a period of ten years. The percentage of the Annual Retainer to be paid to a director upon retirement will be based upon the number of years a director has served on the Board. If a director has served more than five years, but less than six years, a director (or his estate) shall be entitled to receive 50% of the Annual Retainer each year for a period of ten years. The percentage of the Annual Retainer to be paid to a director shall increase for each year of service thereafter by 10% until a director has served more than ten years at which time he shall be entitled to receive upon retirement 100% of the Annual Retainer. In March 1995, the Board of Directors authorized the establishment of a trust for the benefit of all non-employee directors into which the Company will deposit an amount sufficient to cover the deferred compensation benefits payable to such non-employee directors.

     In addition, under the Company's 1991 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), each non-employee director who has served in such capacity for at least one full year automatically receives an option to purchase 3,500 shares of the Company's Common Stock on November 19th of each year, until the director receives options to purchase a total of 10,500 shares. Options are granted at an exercise price equal to the fair market value of a share of such

Common Stock on the date of such grant. During fiscal 1995, Mr. Miller automatically received an option to purchase 3,500 shares of the Common Stock on November 19, 1994 at an exercise price of $14.625 per share pursuant to the Directors' Plan. All eligible directors have received options to purchase 10,500 shares, the maximum permitted under the Directors' Plan. The exercise price of options granted under the Directors' Plan may be paid in cash or, subject to certain restrictions, with shares of Common Stock with a fair market value equal to the exercise price on the date of exercise. Options may be exercised within the period commencing six months after the date of grant and ending on the earlier to occur of the tenth anniversary of the date of grant or the first anniversary of the director's death or disability. The Directors' Plan expires on December 31, 1995. The expiration of the Directors' Plan does not affect rights under outstanding options which were not exercised prior thereto.

EXECUTIVE COMPENSATION

      The following Summary Compensation Table sets forth certain information regarding compensation earned in each of the last three fiscal years by Mr. Cooper, the Chairman of the Board and Chief Executive Officer of the Company, and by each of the four most highly compensated executive officers of the Company other than Mr. Cooper (collectively, the "Named Executive Officers"):

                                                    SUMMARY COMPENSATION TABLE
                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                                ANNUAL COMPENSATION                  AWARD
                                                     ----------------------------------------    ------------
               NAME AND                  FISCAL                                OTHER ANNUAL                           ALL OTHER
         PRINCIPAL POSITION               YEAR        SALARY       BONUS      COMPENSATION(1)       OPTIONS        COMPENSATION(2)
         ------------------              ------       ------       -----      ---------------       -------        ---------------

Melvin L. Cooper                         1995        $326,243     $326,243                            --              $127,494
Chairman of the Board and Chief          1994         319,118      319,118                            --                61,201
Executive Officer of the Company         1993         310,134      310,134                            --                61,901

Gordon S. Dunn                           1995         150,000      100,000                            --               103,174
Chairman of TSI, a subsidiary of the     1994         300,000      650,000                            --                82,024
Company                                  1993         300,000      650,000                            --                73,751

William B. Hewitt                        1995         296,117      249,569                           7,523(3)            9,793
Chairman and Chief Executive Officer     1994         290,111         --                            30,000               9,342
of CCC, a subsidiary of the Company,     1993         283,360         --                            30,000               7,531
and President and Chief Operating
Officer of the Company

George M. Macaulay                       1995         300,000      400,000                            --                58,459
President of TSI, a subsidiary of the    1994          75,000      572,357                          20,000               4,500
Company                                  1993          75,000      533,795                           8,000               4,733

Sheldon Zucker                           1995         215,250       52,500                            --                 6,156
Executive Vice President and             1994         204,616       51,250                            --                 7,563
Chief Operating Officer of Allied        1993(4)      111,404       25,000                           7,000                 875
Bond, a subsidiary of the Company



                                      -10-

(1) The dollar value of perquisites and other personal benefits for each of the Named Executive Officers did not exceed, in each case, the lesser of either $50,000 or 10% of the total of annual salary and bonus for such Named Executive Officer.

(2) The amounts listed under All Other Compensation for Messrs. Cooper, Dunn, Hewitt, Macaulay and Zucker for fiscal 1995 include $56,361, $48,174, $7,401, $28,459 and $4,656, respectively, which represent premiums paid by the Company or a subsidiary for disability and/or life insurance policies for the benefit of the respective executive officer. The amounts listed under All Other Compensation for Messrs. Dunn, Hewitt, Macaulay and Zucker for fiscal 1995 include $25,000, $2,392, $15,000 and $1,500, respectively, which represent amounts contributed by the Company or a subsidiary of the Company to defined contribution plans for the benefit of the respective executive officer. The amounts listed under All Other Compensation for Messrs. Dunn and Macaulay also include $30,000 and $15,000, respectively, accrued by a subsidiary of the Company for non-qualified retirement benefits. The amount listed under All Other Compensation for Mr. Cooper also includes $71,133, which represents unused vacation pay for prior years which was paid to him in fiscal 1995.

(3) Represents options granted to Mr. Hewitt in August 1995 based on the financial results of CCC for fiscal 1995 and issued pursuant to the terms of Mr. Hewitt's employment agreement.

(4) Amount includes compensation earned by Mr. Zucker from December 1992, when he became Executive Vice President and Chief Operating Officer of Allied Bond following the Company's acquisition of substantially all of the assets and assumption of certain liabilities of Allied Bond & Collection Agency, a Pennsylvania general partnership, through June 30, 1993.



STOCK OPTION PLANS

     The Company currently has outstanding options to purchase Common Stock under three stock option plans for the benefit of employees -- the 1994 Incentive Stock Plan (the "1994 Plan"), the 1984 Stock Option Plan (the "1984 Plan") and the 1973 Non-Qualified Stock Option Plan (the "1973 Plan"). The 1994 Plan, the 1984 Plan and the 1973 Plan are interpreted and administered by the Stock Option Committee of the Board of Directors.

     THE 1994 PLAN. The 1994 Plan authorizes the grant of stock options, restricted stock, deferred stock, bonus shares, performance awards, dividend equivalent rights, limited stock appreciation rights and other stock-based awards, or any combination thereof, to executives, directors who are also employees of the Company or any of its subsidiaries and other key employees of the Company and its subsidiaries. During any calendar year, no person may be granted under the 1994 Plan awards aggregating more than 150,000 shares of Common Stock (which number is subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company). Unless terminated earlier by action of the Board of Directors, no awards may be granted under the 1994 Plan after August 24, 2004. As of the date hereof, the only awards granted under the 1994 Plan have been stock options.

     Options granted under the 1994 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with the Incentive Options, hereinafter referred to as "Options"). The Stock Option Committee determines the persons to whom Options will be granted, the number of shares subject to each

Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of Common Stock on the date of grant), whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options.

     The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of Common Stock owned by the optionee at the time of the exercise of the Option,
(iii) in installments, payable in cash, if permitted by the Stock Option Committee or (iv) any combination of the foregoing. The stock-for-stock payment method permits an optionee to deliver one or more shares of previously owned Common Stock in satisfaction of the exercise price of subsequent Options. The optionee may use the shares obtained on each exercise to purchase a larger number of shares on the next exercise. (The foregoing assumes an appreciation in value of previously acquired shares). The result of the stock-for-stock payment method is that the optionee can generally avoid immediate tax liability with respect to any appreciation in the value of the stock utilized to exercise the Option.

     The Stock Option Committee is authorized, in connection with any Option granted under the 1994 Plan, to grant the holder of such Option a limited stock appreciation right ("LSAR"), entitling the holder to receive, within 60 days following a Change in Control (as defined in the 1994 Plan), an amount in cash equal to the difference between the exercise price of the Option and the fair market value of the Common Stock on the effective date of the Change in Control. The LSAR may be granted in tandem with an Option or subsequent to grant of the Option. The LSAR will only be exercisable to the extent the related Option is exercisable and will terminate if and when the Option is exercised.

     The 1994 Plan also authorizes awards of restricted stock and deferred stock. Restricted stock is subject to restrictions on transferability and other restrictions as may be imposed by the Stock Option Committee at the time of grant. In the event the holder of restricted stock ceases to be employed by the Company during the applicable restrictive period, restricted stock that is at the time subject to restrictions shall be forfeited and reacquired by the Company. Except as otherwise provided by the Stock Option Committee at the time of grant, a holder of restricted stock shall have all the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to receive dividends, if any, thereon. An award of deferred stock is an award that provides for the issuance of stock upon expiration of a deferral period established by the Stock Option Committee. Except as otherwise determined by the Stock Option Committee, upon termination of employment of the recipient during the applicable deferral period, all stock that is at the time subject to deferral shall be forfeited. Until such time as the stock which is the subject of the award is issued, the recipient of the award has no rights as a stockholder.

     The 1994 Plan also authorizes the Stock Option Committee to grant (i) dividend equivalent rights that give the recipient the right to receive cash or other property equal in value to the dividends that would be paid if the recipient held a specified number of shares of Common Stock, (ii) shares as a bonus and (iii) shares or other awards in lieu of obligations of the Company to pay cash under other plans or compensatory arrangements, in each case upon such terms as shall be determined by the Stock Option Committee.

     Under the 1994 Plan, the Stock Option Committee is authorized to specify that the exercisability or settlement of an award (other than an Option granted with an exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant) may be conditioned upon the achievement of certain specified performance goals, if the award is granted to an executive officer of the Company whose compensation, at the time of grant, is subject to the limit on deductible compensation under Section 162(m) of the Code.

     The 1994 Plan further provides that, in the event the Company or any of its subsidiaries incurs any tax withholding obligations in connection with the exercise of an award by a participant under the plan, the Stock Option Committee is authorized, either on a mandatory basis or at the election of such participant, to satisfy the tax obligation by withholding stock receivable upon exercise of such award or by receiving shares of Common Stock previously owned by such participant.

     Upon a Change in Control (as defined in the 1994 Plan) of the Company, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved (except in certain circumstances involving performance goals for executive officers whose compensation exceeds $1,000,000, in which case the performance goal shall be deemed achieved to the extent of actual achievement on the date of the Change in Control).

     THE 1984 PLAN. The 1984 Plan authorized the grant of stock options (both "incentive stock options" within the meaning of Section 422 of the Code and non-incentive stock options) and stock appreciation rights to employees of the Company or any of its subsidiaries, including employees who were also directors of the Company, who shared primary responsibility for the management, growth or protection of the business of the Company or any of its subsidiaries. Under the 1984 Plan, stock appreciation rights could have been granted in tandem with either type of option, and generally permitted the holder to receive Common Stock or cash (at the option of the Stock Option Committee) equal to a certain percentage (not to exceed 100%) of the excess of the fair market value of the stock subject to the related option over the exercise price of the option. The exercise price of all options granted under the 1984 Plan was equal to 100% of the fair market value of the Common Stock on the applicable date of grant. The 1984 Plan expired on September 17, 1994, and no options were permitted to be issued under the 1984 Plan since that date. The expiration of the 1984 Plan does not affect rights under outstanding options and stock appreciation rights which were not exercised prior thereto.

     THE 1973 PLAN. Under the 1973 Plan, the Stock Option Committee was authorized to grant non-statutory stock options and stock appreciation rights to employees of the Company or any of its subsidiaries. The terms of such options and stock appreciation rights were substantially similar to the terms of non-incentive options and stock appreciation rights granted under the 1984 Plan, except that the minimum exercise price of stock options granted under the 1973 Plan was the par value of the Common Stock. The exercise price of all options currently outstanding under the 1973 Plan is equal to 100% of the fair market value of the Common Stock on the date of grant. The 1973 Plan has expired and no options were permitted to be granted thereunder since the date of such expiration. The expiration of the 1973 Plan does not affect rights under outstanding options and stock appreciation rights which were not exercised prior thereto.

     Effective February 1, 1992, the 1984 Plan and the 1973 Plan were amended to add a tax withholding feature allowing optionees under either plan to satisfy certain tax withholding obligations by electing to have the Company withhold stock receivable upon exercise of an option or by surrendering previously owned Common Stock to the Company.

OPTION GRANTS DURING FISCAL 1995

     The following table provides information related to options granted to the Named Executive Officers during fiscal 1995. No stock appreciation rights were issued by the Company during fiscal 1995.

                                                                                                        POTENTIAL REALIZABLE
                                               % OF TOTAL                                                 VALUE AT ASSUMED
                               NUMBER OF         OPTIONS                                               ANNUAL RATES OF STOCK
                              SECURITIES       GRANTED TO                                              PRICE APPRECIATION FOR
                              UNDERLYING        EMPLOYEES                                                   OPTION TERM
                                OPTIONS         IN FISCAL     EXERCISE OR BASE    EXPIRATION           ----------------------
            NAME                GRANTED           YEAR          PRICE ($/SH)         DATE               5%               10%
            ----              ----------       ----------     ----------------    ----------           ----------------------

Melvin L. Cooper                  -                -                -                 -                 -                 -

Gordon S. Dunn                    -                -                -                 -                 -                 -

William B. Hewitt                 -                -                -                 -                 -                 -

George M. Macaulay                -                -                -                 -                 -                 -

Sheldon Zucker                    -                -                -                 -                 -                 -


OPTION EXERCISES DURING FISCAL 1995 AND YEAR END OPTION/SAR VALUES

     The following table provides information related to options exercised by the Named Executive Officers during fiscal 1995 and the number and value of options and stock appreciation rights held at fiscal year-end which are currently exercisable. No stock appreciation rights were exercised during fiscal 1995.


                                                                                                        VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS/SARS
                                                               OPTIONS/SARS AT FY-END(#)                  AT FY-END ($)(1)
                      SHARES ACQUIRED       VALUE           -----------------------------           ----------------------------
        NAME          ON EXERCISE (#)    REALIZED($)        EXERCISABLE     UNEXERCISABLE           EXERCISABLE    UNEXERCISABLE
        ----          ---------------    -----------        ------------    -------------           -----------    -------------
Melvin L. Cooper           69,000        $608,408(2)        131,000(3)            -0-                 $671,375            -

Gordon S. Dunn               -                -             100,000               -0-                  425,000            -

William B. Hewitt            -                -                 -0-              60,000(4)                 -          $168,750

George M. Macaulay           -                -              31,000              13,334                 52,544          45,002

Sheldon Zucker               -                -               4,666               2,334                  9,999           5,001


(1) The values of Unexercised In-the-Money Options represent the aggregate amount of the excess of $15.875, the closing price for a share of Common Stock on June 30, 1995, over the relevant exercise prices of all "in-the-money" options.

(2) The value realized upon the exercise of such options represents the aggregate amount of the excess of the closing price for a share of Common Stock on the date of such exercise ($13.4375 per share), over the exercise price of such options ($4.62 per share). In


                                      -14-

     connection with the exercise of such options, Mr. Cooper elected to pay the aggregate exercise price thereof by surrendering to the Company 23,723 shares of Common Stock previously owned by him having a fair market value on the date of exercise equal to the aggregate exercise price of such options.

(3) Such options were issued with related SARs which entitle Mr. Cooper to surrender the unexercised option, or any portion thereof, and receive a number of shares having an aggregate market value equal to 75% of the difference between the option price ($10.75 per share) and the market value of the shares to the extent such appreciation is less than $5.00 per share, and 90% of such appreciation over $5.00 per share. The Stock Option Committee, in its sole discretion, has the option of settling any obligation arising out of the exercise of this SAR in stock, cash or a combination thereof.

(4) Each of Mr. Hewitt's options is only exercisable if the market value of Common Stock on the date of exercise of such option is equal to or greater than 150% of the exercise price of the option. The exercise prices of his options are $14.125 and $12.00, and each option entitles him to purchase 30,000 shares.


DEFINED BENEFIT PLAN

     Until October 31, 1993, TSI, a subsidiary of the Company, maintained a defined benefit plan covering substantially all of its employees. Effective as of such date, the defined benefit plan was terminated and all benefits under the plan were frozen. Under the plan, benefits were based on years of employment multiplied by a percentage of the participant's average monthly compensation (excluding overtime, commissions and bonuses) for the five consecutive years producing the highest average during the fifteen years prior to the date of normal retirement. Messrs. Dunn and Macaulay, as executive officers and employees of TSI, are the only Named Executive Officers who participated in the defined benefit plan and had eighteen and sixteen credited years of service, respectively, at the time of the termination of such plan. In October 1994, TSI distributed the accumulated benefits under the defined benefit plan to plan participants, including $773,669 directly to Mr. Dunn and $99,113 to Mr. Macaulay, which amount was transferred into Mr. Macaulay's account in TSI's profit sharing plan.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     EMPLOYMENT AGREEMENT WITH MR. COOPER. The Company and Mr. Cooper entered into an employment agreement dated as of January 1, 1986, which agreement was amended on September 30, 1986 and amended and restated as of November 10, 1988 and was further amended as of September 13, 1990, as of September 1, 1992 and as of March 15, 1995. The agreement expires on December 31, 1997, subject to earlier termination upon certain conditions, including without limitation a Change in Control Event (as defined) of the Company. Under the employment agreement, Mr. Cooper is entitled to receive an annual salary of not less than $225,000, subject to adjustment for increases in the Consumer Price Index. The annual salary under the agreement is currently $330,270. He is also entitled to an annual bonus each fiscal year in which he is employed, which bonus shall not exceed 100% of the salary earned in such fiscal year, equal to 10% of the amount by which the Company's pretax income, as adjusted for discontinued operations and certain unusual, nonrecurring items, in such fiscal year exceeds the product of the Company's net worth at the beginning of such fiscal year times the average coupon equivalent rate during such fiscal year for thirteen-week treasury bills. Mr. Cooper is also entitled to amounts, not to exceed 10% of his salary in each year, for legal and accounting services rendered to him, and the Company is required to provide disability insurance, $1,000,000 of life insurance and $1,000,000 of travel and accident insurance on Mr. Cooper's life, payable to his designated beneficiary.

     Under the agreement, Mr. Cooper is entitled to receive upon his termination of employment a lump sum payment equal to the salary plus pro rata bonus to which he was entitled at the time of such termination for the year in which such termination occurs. Mr. Cooper is also entitled to receive upon the termination of his employment, including his voluntary retirement prior to the expiration of his employment agreement, a lump sum payment equal to the discounted present value of (i) the annual payments for his remaining life expectancy, as calculated in accordance with specified actuarial assumptions, equal to 50% of the highest aggregate annual compensation (salary plus bonus) paid to him during the last three years of his employment, plus (ii) the premiums payable on the insurance policies described above. If Mr. Cooper dies during the term of his employment agreement, his designated beneficiary shall receive the lump sum amount payable pursuant to clause (i) above, except that such payment shall be based on a period of ten years. The employment agreement further provides that if Mr. Cooper dies during the term of his employment agreement, his designated beneficiary will also be entitled to a lump sum payment equal to the discounted present value of one year's compensation plus $5,000. Upon the termination of Mr. Cooper's employment, the Company shall continue to include Mr. Cooper and his spouse in its medical and hospitalization plan for the life of Mr. Cooper and his spouse. Mr. Cooper will also be retained as a consultant for the ten-year period following the termination of his employment or his voluntary retirement (which consulting period, prior to the March 1995 amendment to Mr. Cooper's employment agreement, was to have continued for the remainder of his life). For such consulting services, Mr. Cooper shall be paid a monthly consulting fee equal to one-half of the highest average aggregate monthly compensation (including base salary and bonus) paid to him by the Company in any 12 months during the last three years of his employment and the Company will be required to continue during the consulting period the life, disability and travel and accident insurance described above. Pursuant to the employment agreement, the Company is required to deposit into a trust at the time of Mr. Cooper's termination or retirement an amount equal to the discounted present value of the aggregate consulting fees to be paid by the Company to Mr. Cooper during such ten-year consulting period.

     EMPLOYMENT AGREEMENT WITH MR. HEWITT. Pursuant to an employment agreement between Mr. Hewitt, the Company and CCC which became effective on July 1, 1994 and expired on September 30, 1995, Mr. Hewitt was employed as Executive Vice President of the Company and as Chairman and Chief Executive Officer of CCC. Under this agreement, Mr. Hewitt was entitled to a base salary of $296,117 per annum and was also entitled to a bonus for the fiscal year ended June 30, 1995 which was based in part on the extent to which the operating income of CCC, as adjusted, for such fiscal year exceeded the operating income of CCC, as adjusted, for the 1994 fiscal year, and in part (not to exceed 50% of his base salary) on whether certain performance objectives of the Company, agreed to by Mr. Hewitt and the Company, had been met. Mr. Hewitt was also entitled during the term of the agreement to amounts, not exceeding 10% of his base salary in each year, for legal, accounting and tax advisory services rendered to him, and other miscellaneous expenses, and the Company was required to provide $1,000,000 of life insurance on Mr. Hewitt's life, as well as a disability income insurance policy which provides Mr. Hewitt with a $1,000,000 benefit.

     In addition, pursuant to this employment agreement, the Company agreed to provide to Mr. Hewitt the opportunity to receive an option to purchase up to 30,000 shares of Common Stock, of which (i) up to 15,000 shares of Common Stock would be based on the financial performance of CCC during the fiscal year ended June 30, 1995 and (ii) up to 15,000 shares would be at the discretion of the Chief Executive Officer and Board of Directors of the Company, based on the performance objectives of the Company referred to above. On August 29, 1995, the Company issued to Mr. Hewitt, pursuant to the terms of his employment agreement, an option to purchase 7,523 shares of Common Stock at an exercise price of $14.75 (i.e., the fair market value of a share of Common Stock on the date of grant) based on the financial performance of CCC during the fiscal year ended June 30, 1995. Such option, which was granted under the 1994 Plan, vests over a three-year period from the date of grant, with one-third of the shares subject to such option to vest on each of the first three anniversaries of the date of grant, and expires ten years and six months from the date of grant. The vesting of such option will accelerate upon the occurrence of certain events, including a change of control.

     Mr. Hewitt was elected by the Board of Directors to serve as President and Chief Operating Officer of the Company effective May 22, 1995. The Company, CCC and Mr. Hewitt are currently finalizing the terms of a new three-year employment agreement pursuant to which Mr. Hewitt will continue to be employed as the President and Chief Operating Officer of the Company and as Chairman and Chief Executive Officer of CCC. Pursuant to his new agreement, Mr. Hewitt will be entitled to a base salary of $300,000 per annum and a bonus and stock options each year of the agreement based on (i) the operating income of CCC, (ii) the operating results of new significant business ventures and (iii) certain defined non-financial objectives.

     EMPLOYMENT AGREEMENT WITH MR. GILL. Pursuant to an employment agreement effective January 1, 1995 between Mr. Gill and the Company, Mr. Gill is employed as the Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. The agreement expires on June 30, 1997, subject to earlier termination upon the occurrence of one or more events, including without limitation, Mr. Gill's election to treat certain events which may involve a change of control of the Company as a material breach of the agreement.

     Under the employment agreement, Mr. Gill is entitled to a base salary of not less than $170,000 per annum and may also receive a discretionary bonus as determined by the Employee Benefit and Compensation Committee or the Board of Directors. The employment agreement also provides that the Company is required to provide Mr. Gill with $500,000 in disability benefits and $500,000 in life insurance benefits.

     EMPLOYMENT AGREEMENT WITH MR. DUNN. Pursuant to an employment agreement effective July 1, 1995 between Mr. Dunn, the Company and TSI, Mr. Dunn is employed as Chairman of the Board of TSI. Under the employment agreement, Mr. Dunn is required to devote not less than 75% of his business time and efforts to his employment as Chairman of the Board of TSI. The agreement expires on June 30, 1997, subject to earlier termination upon the occurrence of one or more events, including, without limitation, Mr. Dunn's election to terminate the agreement in the event of certain events which may involve a change of control of the Company.

      Pursuant to his employment agreement, Mr. Dunn is entitled to a base salary of $200,000 per annum. He is also entitled to a bonus during each year of the agreement, which bonus shall not exceed $250,000 in any such year, based on the adjusted pretax earnings of TSI. If Mr. Dunn's employment is terminated for any reason during the term of the agreement, other than for cause, the amount of such bonus shall be prorated to reflect the portion of the year in which Mr. Dunn was employed. The employment agreement also provides that the bonus payments which were earned and deferred by Mr. Dunn in prior years shall be deposited by TSI into a trust. The agreement further provides that Mr. Dunn shall be entitled to withdraw up to $250,000 per year from such trust in each year commencing 1995. Upon the termination of Mr. Dunn's employment with TSI, the balance of the deferred payments, together with any earnings thereon, shall be paid to Mr. Dunn (or to his designated beneficiary in the event of his death), at his option, either in a lump sum payment or in equal monthly installments over a period not to exceed 120 months. During the term of Mr. Dunn's employment agreement, the Company will also be required to contribute $30,000 per year to a non-qualified retirement plan established for him.

     Pursuant to Mr. Dunn's employment agreement, TSI maintains a total of $2,000,000 face amount of life insurance on the life of Mr. Dunn, of which $1,000,000, in the form of a term life policy, is payable to a beneficiary designated by Mr. Dunn and the remaining $1,000,000, in the form of a $600,000 whole life policy and a $400,000 term life policy, is payable to TSI. The premiums for all such insurance are paid by TSI. The employment agreement provides that TSI will transfer to Mr. Dunn, at any time upon his request, the $1,000,000 term life policy and continue to pay the premiums on such policy until termination of Mr. Dunn's employment. TSI has also agreed to transfer to Mr. Dunn, upon termination of his employment at the end of the term of the employment agreement or earlier under certain circumstances, the $400,000 term life and $600,000 whole life policies, net of the cash surrender value, if any. In addition, if Mr. Dunn retires from regular employment with TSI, he shall be entitled to continued medical insurance coverage paid by TSI.

     The employment agreement also provides that, upon the termination of the agreement in accordance with its terms on June 30, 1997, or in the event Mr. Dunn voluntarily terminates his employment prior to such date, TSI may, at its option, elect to continue his employment through June 30, 2000 or such earlier date as TSI may choose in order to continue various requirements of the agreement. In the event of any such extension of the term of his employment, the only compensation to which Mr. Dunn shall be entitled is the sum of $50,000 per annum for each year of such extension period, and TSI shall not be obligated to make the $30,000 per annum contribution to the non-qualified retirement plan established for him or to maintain the life insurance policies described above. The agreement further provides that, during any such extension period, Mr. Dunn shall not be required to devote any specified amount of his business time and efforts to the business of the Company.

     The employment agreement supersedes a prior employment agreement between Mr. Dunn and TSI, which became effective July 1, 1994 and was scheduled to expire June 30, 1996, pursuant to which Mr. Dunn was employed as the Chairman of the Board of TSI. Under the prior employment agreement, Mr. Dunn received a base salary of $150,000 and a bonus based on the pretax income of TSI. In addition, pursuant to this prior agreement, the Company contributed $30,000 to the non-qualified retirement plan established for Mr. Dunn and maintained the life insurance policies described above.

     EMPLOYMENT AGREEMENT WITH MR. MACAULAY. Pursuant to an employment agreement effective July 1, 1995 between Mr. Macaulay and TSI, Mr. Macaulay is employed as the President of TSI. The agreement expires on June 30, 1997, subject to earlier termination upon the occurrence of one or more events, including without limitation, Mr. Macaulay's election to treat certain events which may involve a change of control of the Company as a material breach of the agreement.

     Under the employment agreement, Mr. Macaulay is entitled to a base salary of $300,000 per annum and is also entitled to receive during each year of the fiscal years ended June 30, 1996 and 1997 a bonus, which shall not exceed $600,000 in any such fiscal year, based on the Adjusted Pretax Income (as defined) of TSI. During the term of Mr. Macaulay's employment agreement, TSI will be required to contribute $15,000 per annum to a non-qualified retirement plan established for him. The employment agreement also provides that TSI will provide Mr. Macaulay with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits.

     The employment agreement also provides that, upon the termination of the agreement in accordance with its terms on June 30, 1997, or in the event Mr. Macaulay voluntarily terminates his employment prior to such date, TSI may, at its option, elect to continue his employment through June 30, 1999 or such earlier date as TSI may choose in order to continue various requirements of the agreement. In the event of any such extension of the term of his employment, the only compensation to which Mr. Macaulay shall be entitled is the sum of $50,000 per annum for each year of such extension period, and TSI shall not be obligated to make the $15,000 per annum contribution to the non-qualified retirement plan established for him or to provide the disability and life insurance benefits described above. The agreement further provides that Mr. Macaulay shall not be required to devote any specified amount of his business time and efforts to the business of the Company during any such extension period.

     The employment agreement supersedes a prior employment agreement between Mr. Macaulay and TSI, which became effective July 1, 1994 and was scheduled to expire June 30, 1997, pursuant to which Mr. Macaulay was employed as the President of TSI. Under the prior employment agreement, Mr. Macaulay received a base salary of $300,000 and a bonus, not to exceed $600,000 in any such fiscal year, based on the Adjusted Pretax Income of TSI. In addition, pursuant to this prior agreement, the Company contributed $15,000 to the non-qualified retirement plan established for Mr. Macaulay and provided him with the disability and life insurance benefits described above.

     EMPLOYMENT AGREEMENTS WITH MR. HERBERT R. SILVER AND BERNARD SILVER. Pursuant to identical employment agreements dated as of December 1, 1992 between each of Mr. Herbert R. Silver and Mr. Bernard Silver and the Company and Allied Bond, Herbert R. Silver and Bernard Silver are employed as Co-Chairmen and Co-Chief Executive Officers of Allied Bond. Each agreement expires on June 30, 1998, subject to earlier termination upon the occurrence of one or more events including, without limitation, the executive's election to treat certain events which may involve a change of control of the Company as a material breach of the agreement. Each executive may also elect to terminate his employment in the event that the Co-Chairmen and Co-Chief Executive Officers and/or their nominees no longer constitute a majority of the members of the Board of Directors of Allied Bond. In such event, Allied Bond would continue to pay base salary due through the remaining term of the agreement plus the pro-rated share of any bonus due through the date of termination.

     Under the employment agreement, each executive is entitled to an initial base salary of $125,000 per annum, subject to adjustment annually for increases in the Consumer Price Index. The employment agreement provides for the payment of bonuses equal to a specified percentage of base salary paid during the fiscal year if the Adjusted Pretax Income (as defined) of Allied Bond for the fiscal year exceeds the highest Adjusted Pretax Income for any of the fiscal years during the period of employment under the employment agreement. The employment agreement also provides that

Allied Bond is required to provide each executive with $1,000,000 in disability insurance benefits and $1,000,000 in life insurance benefits.

     EMPLOYMENT AGREEMENT WITH MR. ZUCKER. Pursuant to an employment agreement dated as of December 1, 1992 between Mr. Zucker and Allied Bond, Mr. Zucker is employed as Executive Vice President and Chief Operating Officer of Allied Bond. The agreement expires on December 31, 1997, subject to earlier termination at Mr. Zucker's election if both the Co-Chairmen and Co-Chief Executive Officers of Allied Bond elect to terminate their employment as a result of one or more events which may involve a change of control of the Company.

     Under the employment agreement, Mr. Zucker is entitled to an initial base salary of $200,000 per annum, subject to adjustment annually by an amount equal to the greater of 5% or the annual increase in the Consumer Price Index. The employment agreement provides for the payment of a performance-related bonus equal to a specified percentage of base salary paid during the fiscal year if the Adjusted Pretax Income (as defined) of Allied Bond for the fiscal year exceeds the Adjusted Pretax Income of the Partnership for the calendar year ending December 31, 1992. At the discretion of the Board of Directors of Allied Bond, Mr. Zucker may also receive a discretionary bonus of up to 25% of annual base salary, provided, however, that the sum of the performance related bonus and the discretionary bonus for any fiscal year may not exceed 150% of annual base salary for such fiscal year. The employment agreement also requires Allied Bond to provide Mr. Zucker with disability income insurance which will provide a monthly benefit of $7,500 per month and $500,000 in life insurance benefits. If Mr. Zucker's employment is terminated other than for "cause" or as a result of Mr. Zucker's disability or a change of control, Mr. Zucker shall be entitled to severance equal to the greater of one year of his annual base salary or 62.5% of the base salary that would have been paid to him from the date of termination to the expiration date of the agreement. In such event, he shall also be entitled to the pro-rated share of any bonus due for such year in which his employment is so terminated.

     CHANGE IN CONTROL ARRANGEMENTS. Each of the employment agreements with Messrs. Cooper, Hewitt, Gill, Dunn, Macaulay, H. Silver, B. Silver and Zucker contains provisions providing for payments in the event of a change in control of the Company (as defined in the respective agreements). The agreements entered into with Messrs. Hewitt, Gill, Macaulay, H. Silver and B. Silver generally provide that if the employee elects to terminate his employment following a change in control, he will be entitled to receive 299% of his "base amount" (as defined under the Code) within a specified period following such termination. If Herbert R. Silver and Bernard Silver have both terminated their employment with Allied Bond following a change in control of the Company, Mr. Zucker's agreement also provides that he may elect to terminate his employment and receive 299% of his "base amount" within a specified period following such termination. Mr. Dunn's agreement specifies that under such circumstances he will receive the lesser of $1,500,000 or 299% of his "base amount" and will be entitled to the insurance policies described above. The "base amount", as defined under the Code, is the average annual compensation paid for the five taxable years (or such shorter period during which services are performed on behalf of the Company) prior to a change of control of the Company.

     Mr. Cooper's agreement provides that if his employment terminates as a result of a change in control, he will receive an amount equal to the discounted present value of the sum of (i) unpaid salary and bonus to which he would have been entitled under the agreement through December 31, 1997 (assuming a 5% yearly increase in the annual salary and a bonus in each year equal to the amount of the annual salary paid during such year), (ii) the pension that would have been payable to Mr. Cooper starting in 1998 based on his life expectancy at the time of termination assuming that his employment had continued with the Company until December 31, 1997, (iii) the amount that would be payable to Mr. Cooper as a consultant for a period of ten years and (iv) 10% of Mr. Cooper's annual salary for each remaining year of the agreement for legal and accounting services to which Mr. Cooper was entitled under the agreement.

     A portion of any payments which may be made to employees upon a change in control of the Company may be deemed an "excess parachute payment" within the meaning of the Code, in which event such portion will not be a tax-deductible expense for the Company.

     SHAREHOLDER RIGHTS PLAN. On February 17, 1988, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding share of Common Stock. The dividend was payable to holders of record of Common Stock at the close of business on March 14, 1988 (the "Record Date").

     The Rights were issued pursuant to a Rights Agreement dated as of March 14, 1988 between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agreement"), which Rights Agreement has been amended effective as of May 23, 1990 and as of September 16, 1992. Pursuant to an agreement dated as of August 22, 1994, The First National Bank of Boston was substituted as the Rights Agent under the Rights Agreement. The Rights will not be exercisable until the Distribution Date (as defined below) and will expire at the close of business on December 31, 1998, unless earlier redeemed by the Company as described below. Each Right entitles the registered holder to purchase from the Company one-half of one share of Common Stock at an exercise price of $30 per whole share (the "Exercise Price"), subject to adjustment. The Exercise Price may be paid, at the option of the holder, in cash or shares of Common Stock having a market value at the time of exercise equal to the Exercise Price.

     Until the earlier to occur of (i) 30 days following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person"), other than certain Exempted Persons and Schedule 13G Filers, as defined in the Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock, unless such acquisition was previously authorized by a vote of the Company's stockholders, and (ii) the tenth business day following the commencement, or announcement, of a tender offer or exchange offer, the consummation of which would result in a person or group (other than Exempted Persons) beneficially owning 30% or more of such outstanding shares of Common Stock (the earlier of such dates is hereafter referred to as a "Distribution Date"), the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates. The transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Common Stock certificates issued after the Record Date contain a notation incorporating the Rights Agreement by reference. Under the Rights Agreement, "Exempted Persons" are defined to include American Diversified Enterprises, Inc. and its subsidiaries, affiliates and associates, and "Schedule 13G Filers" are defined as certain persons or entities who have filed and remain eligible to file a Schedule 13G under Regulations 13d-1(b) and 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In the event that (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person and the Company's Common Stock remains outstanding and unchanged, (ii) after the Distribution Date a person becomes the beneficial owner of 40% or more of the then outstanding shares of Common Stock except pursuant to an offer for all outstanding shares of Common Stock at a price at least equal to or greater than $30 per share cash net to seller (the "Minimum Cash Amount"), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or
(iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), the number of shares of Common Stock to be acquired upon exercise of a Right shall be adjusted so that each holder of record of a Right, other than Rights that are beneficially owned by the Acquiring Person or certain transferees of the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon exercise of each Right, that number of shares of Common Stock having a market value equal to two times the Exercise Price of the Right, provided, however, that such adjustment shall not be applicable if the stockholders of the Company have previously approved any such transaction in accordance with the provisions of the Company's Certificate of Incorporation. For example, if the Exercise Price were $30 and the current market price were $20, each Right not owned by an Acquiring Person (or certain transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase three shares of Common Stock for $30 (payable in cash or shares of Common Stock).

     In the event there is insufficient Common Stock authorized to satisfy the exercise of all Rights outstanding, the Company may suspend the exercise of Rights for a period of 90 days to obtain stockholder approval for authorization of a sufficient number of shares of Common Stock, and if such approval is not obtained, the Rights Agreement provides for the payment in cash to each holder of record of a Right in an amount equal to two times the Exercise Price, subject to the limitations of any applicable loan or other restrictive agreements.

     In the event that, at any time after there exists an Acquiring Person and a public announcement to that effect has been made, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which its Common Stock is changed or exchanged, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights held by an Acquiring Person, or certain transferees of an Acquiring Person) thereafter will have the right to receive, upon exercise of each Right, that number of shares of common stock of the acquiring company having a fair market value equal to two times the Exercise Price of the Right, unless the stockholders of the Company have approved any such transaction in accordance with the provisions of the Certificate of Incorporation.

     The Exercise Price payable and the number of shares of Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding cash dividends out of earnings or retained earnings at a rate not in excess of $1.00 per annum) or of subscription rights or warrants (other than those referred to above). The Minimum Cash Amount is also subject to similar adjustment. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. No fractional shares or Rights will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     At any time until 30 days following the date on which a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. After the redemption period has expired, the Company's right of redemption may be reinstated if no triggering event (as defined in the Rights Agreement) has occurred and an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company at a time when there exists no other Acquiring Person. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the holders of Rights only will be entitled to receive the $.01 per Right redemption price.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.


INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The Company has entered into indemnification agreements with each of its directors and executive officers. Under those agreements, the Company has agreed to indemnify such directors and executive officers against certain liabilities arising out of their service as a director or officer of the Company and/or any subsidiary of the Company. The indemnification agreements provide, as a contract right, substantially the same protection as is currently provided by the Company's Certificate of Incorporation and By-Laws and also provide a clear procedure for pursuit of a claim to indemnification. In addition, the agreements provide for the creation and funding of a trust to satisfy indemnification claims in the event of the occurrence of a Potential Change in Control (as defined). The indemnification agreements are applicable to claims asserted after their respective effective dates arising from acts or omissions occurring before or after their effective dates.

     Two stockholder class actions brought in June 1991 in the United States District Court for the District of New Jersey were certified as class actions and consolidated into one action entitled UNION SECURITIES LITIGATION. The actions, which were brought against the Company, CCC, certain directors and current and former executive officers of the Company, as well as certain former directors and officers of CCC, allege violations of Sections 10(b) and 20 of the Exchange Act, and Rule 10b-5 promulgated thereunder, in connection with the Company's restatement of certain of its financial statements for the first three fiscal quarters of its 1990 and 1991 fiscal years. The Company and the individual defendants denied any and all wrongdoing or liability and vigorously defended the action. In order to end the substantial expense and distraction of continued litigation, the Company and the other defendants settled the action, which settlement was approved by the court. Pursuant to such settlement, all claims against the Company and the other defendants have been dismissed with prejudice. The Company and its insurer each paid one-half of the $1,500,000 settlement amount and related legal costs. That portion of the settlement amount that was not covered by insurance was charged against existing reserves, all of which had been recorded in prior fiscal years.

     In a lawsuit brought in 1993 in the United States District Court for the Northern District of California against TSI and certain directors and officers of TSI, three individuals engaged by TSI as independent contractors allege that TSI improperly treated them as independent contractors rather than employees. All of the asserted claims have been dismissed by the court with prejudice. In 1993, some of the same individuals who initiated the preceding lawsuit, together with certain other individuals, brought an action in the United States District Court for the Northern District of California against TSI and certain directors and officers of TSI alleging breach of contract and mental distress as a result of TSI's failure to supply them with copies of a monthly publication distributed by TSI. One individual has also brought suit alleging wrongful termination.
The claims in each of these actions have been reviewed by counsel and, based on their assessment, management has concluded that the claims are without merit.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Employee Benefit and Compensation Committee consists of John E. Angle, Robert A. Kerr, James C. Miller III and Stuart J. Northrop, each of whom is a non-employee member of the Board of Directors. The same directors comprise the Stock Option Committee, and the committees met jointly on two occasions in fiscal 1995 to afford the members the opportunity to consider all compensation related matters at one time. The Employee Benefit and Compensation Committee also met separately on one occasion in fiscal 1995. For purposes hereof, the Employee Benefit and Compensation Committee and the Stock Option Committee will be referred to herein as the "Committee".

     GENERAL. The Company's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives and to provide incentives to its senior management to enhance profitability and stockholder returns. The Committee believes such objectives are best achieved by having a substantial portion of an executive officer's cash compensation tied to annual earnings of the Company or the relevant business unit and by providing long-term incentives through the use of stock options. The Committee also believes in rewarding exceptional performance and contributions to the development of the Company's business.

     To achieve these objectives and to retain the services of senior management for an extended period, the Company has entered into employment agreements with each of its executive officers. The terms of each employment agreement are more particularly described under the heading "Employment Agreements and Change of Control Arrangements." These agreements (other than in the case of Mr. Gill) generally provide for a competitive base salary plus a cash bonus which is based on the annual financial performance of the Company, in the case of Mr. Cooper, and, in the case of executives with responsibility for specific business units, on the annual financial performance of the business unit for which the executive has overall responsibility. In the case of Mr. Gill, the Company's employment agreement with Mr. Gill provides for a competitive base salary plus a discretionary bonus to be determined by the Board of Directors or the Committee. By calculating a major component of the executive's cash compensation on the basis of annual financial performance, the Committee seeks to encourage the senior executive to achieve maximum profitability. The Committee also reviews the performance of each executive officer on an annual basis and may approve additional compensation or waive requirements of the executive's employment contract to reward an exceptional individual effort or performance.

     The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's shareholders over the long-term. Since 1984, the two principal vehicles for awarding stock-based compensation have been the 1984 Plan and the 1994 Plan. Under the 1994 Plan, which was approved and adopted by the Company's stockholders on November 17, 1994, the Committee is authorized to grant to key employees stock options as well as other stock-based awards, including but not limited to restricted stock grants, deferred stock and performance-based stock awards. A total of 500,000 shares have been reserved for issuance under the 1994 Incentive Stock Plan. It is contemplated that the principal form of awards under the 1994 Incentive Stock Plan will be stock options. The number of options granted to each executive officer under the 1994 Plan will generally depend on the executive's performance, the performance of the Company or the executive's business unit, the level of his responsibility, the extent of other forms of compensation payable to him, the terms of his employment agreement, if applicable, and the number of options previously granted to him. In fiscal 1995, the Committee awarded options under the 1994 Plan to purchase an aggregate of 30,000 shares of the Company's Common Stock. Under the terms of such plan, all grants of stock options were made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

     From 1984 to September 1994, the Committee awarded stock options to executive officers principally under the Company's 1984 Plan, which expired according to its terms on September 17, 1994. All options granted under such plan were issued with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, generally vested within three years from the date of grant and were generally exercisable until the expiration of ten years and six months from the date of grant. In fiscal 1995, the Committee awarded options under the 1984 Plan to purchase an aggregate of 68,083 shares of the Company's Common Stock. The exercise provisions, vesting provisions and expiration date of the options granted to Mr. Hewitt under the 1984 Plan conform to the specific terms included in his employment agreement for options issued pursuant thereto.

     COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER. During fiscal 1995, the compensation paid to Melvin L. Cooper, the Chairman of the Board and Chief Executive Officer, was governed by the terms of his employment agreement described above. In fiscal 1995, the Board of Directors approved an amendment to extend the term of Mr. Cooper's employment through December 31, 1997 and to provide for the lump-sum payments to be made to Mr. Cooper in the event of the termination of his employment or his voluntary retirement prior to the expiration of his employment agreement. In addition, in fiscal 1993 the Committee approved an amendment to Mr. Cooper's employment agreement to continue disability insurance coverage, if available, for the remainder of his life. The disability insurance premium for fiscal 1995 was $12,251. The payment of premiums otherwise would have terminated when Mr. Cooper attained the age of 65. The foregoing amendments were considered merited by Mr. Cooper's performance as Chief Executive Officer.

     COMPENSATION DEDUCTION LIMITATION. As part of the 1993 Omnibus Budget Reconciliation Act, Congress enacted Section 162(m) of the Code, effective in 1994, which limited to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Under present employment arrangements, it is not anticipated that any officer will receive compensation subject to this limitation during the fiscal year ending June 30, 1996.

     Submitted by the Employee Benefit and Compensation Committee and the Stock Option Committee of the Board of Directors: John E. Angle, Robert A. Kerr, James
C. Miller III, Stuart J. Northrop.

STOCK PERFORMANCE GRAPH

     The following graph charts, on an annual basis, the total stockholders' return over a five-year period commencing on June 30, 1990, with respect to an investment in the Company's Common Stock as compared to the S&P 500 and a peer group selected by the Company for purposes of comparison (the "Peer Group").
The Peer Group consists of Payco American Corporation and FCA International Limited. With respect to companies in the Peer Group, dividend reinvestment has been assumed and the returns of each such company have been weighted to reflect stock market capitalization. The Company has paid no dividends with respect to its Common Stock during the five-year period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG THE UNION CORPORATION, THE S&P 500 AND A PEER GROUP


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED LINE GRAPH


                                       UCO

                                    Cumulative Total Return
                     ------------------------------------------------------

                     6/90      6/91      6/92      6/93      6/94      6/95

Union Group           100        95        81        50        40        66

PEER GROUP            100        87        67        42        50        41

S & P 500             100       107       122       138       140       177


* Assumes $100 invested on June 30, 1990 in stock or index, with reinvestment of all dividends.

CERTAIN TRANSACTIONS

     In December 1992, Allied Bond, a subsidiary of the Company, acquired substantially all of the assets and assumed certain liabilities of Allied Bond & Collection Agency, a Pennsylvania general partnership (the "Partnership"), for an initial purchase price of $40,300,000, which included acquisition related costs. Contingent payments not to exceed approximately $8,300,000 may be payable by the Company if the earnings of Allied Bond exceed certain levels over the five and one-half year period ending June 30, 1998. During the fiscal year ended June 30, 1995, the Company made contingent payments of approximately $260,000 to the Partnership. Herbert R. Silver, a director and executive officer of the Company, and Bernard Silver, an executive officer of the Company, were the general partners of the Partnership.

     Allied Bond leases its main facility from a partnership of which Herbert R. Silver and Bernard Silver are general partners pursuant to a lease agreement that expires in July 2002. The Company believes the terms of the lease are comparable to those that would have been obtained under arrangements with unrelated third parties. During the fiscal year ended June 30, 1995, Allied Bond paid approximately $513,000 to the partnership pursuant to such lease.


                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next annual meeting of stockholders, to be held in 1996, must be received by the Company at 145 Mason Street, Greenwich, Connecticut 06830 by June 14, 1996 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

     Representatives of Ernst & Young LLP are expected to attend the annual meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to answer appropriate questions.

                                OTHER INFORMATION

     The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

     A copy of the Company's annual report for the fiscal year ended June 30, 1995 is enclosed.

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                   By Order of the Board of Directors.

                                             Nicholas P. Gill
                                                  SECRETARY


Dated:    Greenwich, Connecticut
          October 12, 1995

                                     [FRONT]
PROXY                         THE UNION CORPORATION

                               PROXY SOLICITED BY
                 THE BOARD OF DIRECTORS OF THE UNION CORPORATION
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--NOVEMBER 16, 1995

     The undersigned hereby appoints MELVIN L. COOPER, and NICHOLAS P. GILL, and each of them, with power of substitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Union Corporation to be held in the Harmonie Room of the Harmonie Club, Second Floor, 4 East 60th Street, New York, New York at 10:00 a.m. Eastern Standard Time on November 16, 1995.








                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     (to be valid, this proxy must be signed and dated on the reverse side)

                                     [BACK]


If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.



1.  Election of Directors
    Nominees:     John E. Angle, James C. Miller III and
                  Herbert R. Silver

    / /  FOR               / /  WITHHOLD


    / / ------------------------------------
       For all nominees except as noted above



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.



    Mark Here       / /
    For Address
    Change and
    Note at Left



    Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

    Date:
          -------------------------------------------------------


    Signature:
               --------------------------------------------------


    Signature:
               --------------------------------------------------